UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): October 12, 2023

PowerSchool Holdings, Inc.

(Exact name of Registrant, as specified in its charter)

Delaware	001-40684	85-4166024
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

150 Parkshore Drive Folsom, California	95630
(Address of principal executive offices)	(Zip Code)

(877) 873-1550

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	PWSC	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 12, 2023, PowerSchool Holdings LLC (f/k/a Severin Holdings, LLC) (“Holdings”), Severin Acquisition, LLC (the “Top Borrower”), and PeopleAdmin, LLC (the “PA Borrower” and together with the Top Borrower, the “Borrowers”), each a subsidiary of PowerSchool Holdings, Inc. (the “Company”), entered into the Incremental and Refinancing Amendment No. 6 to the First Lien Credit Agreement (“Amendment No. 6”), by and among Holdings, the Borrowers, the subsidiaries of the Company party thereto (the “Subsidiary Guarantors”), Barclays Bank PLC, as the administrative agent (in such capacity, the “Administrative Agent”), and the banks, financial institutions and other entities referred therein as the “2023 Lenders.” Amendment No. 6 amends that certain First Lien Credit Agreement, dated as of August 1, 2018, by and among Holdings, the Borrowers, the Subsidiary Guarantors party thereto, the Administrative Agent, the lenders and other parties thereto (as amended, the “First Lien Credit Agreement”).

Pursuant to Amendment No. 6, the Borrowers (i) incurred term loans in an aggregate principal amount of approximately $838 million (the “2023 Refinancing Term Loans”), the proceeds of which were used by the Borrowers to refinance in full all of the term loans outstanding under the First Lien Credit Agreement (the “Existing Term Loans”), and (ii) incurred new revolving commitments in an aggregate principal amount of $400 million (the “2023 Refinancing Revolving Commitments”), which commitments refinanced in full the revolving commitments outstanding under the First Lien Credit Agreement (the “Existing Revolving Commitments”) and increased the amount of revolving commitments outstanding by $111 million. The 2023 Refinancing Term Loans and the 2023 Refinancing Revolving Commitments have substantially the same terms as the Existing Term Loans and the Existing Revolving Commitments, respectively, except that, pursuant to Amendment No. 6, (A) the 2023 Refinancing Term Loans will mature on the date that is two years after the original maturity date of the Existing Term Loans (such maturity date will be August 1, 2027), will amortize in quarterly installments of approximately $2,095,000 starting on March 31, 2024, and will have an interest rate, at the Borrowers’ option, based on a (1) prime rate, plus a margin ranging from 2.00% to 2.25%, based on Holdings’ consolidated first lien net leverage ratio (as defined in the First Lien Credit Agreement), or (2) the Secured Overnight Financing Rate (“SOFR”), plus a margin ranging from 3.00% to 3.25%, based on Holdings’ consolidated first lien net leverage ratio, and (B) the 2023 Refinancing Revolving Commitments will terminate on the date that is two years after the original termination date of the Existing Revolving Commitments (such maturity date will be May 2, 2027) and will have an interest rate, at the Borrowers’ option, based on a (1) prime rate, plus a margin ranging from 1.75% to 2.25%, based on Holdings’ consolidated first lien net leverage ratio, or (2) SOFR, plus a margin ranging from 2.75% to 3.25%, based on Holdings’ consolidated first lien net leverage ratio. Amendment No. 6 also includes a “soft call” premium of 1.00% for certain repricing transactions with respect to the 2023 Refinancing Term Loans that occur within the six-month period after the effective date of Amendment No. 6. The 2023 Refinancing Term Loans and the 2023 Refinancing Revolving Commitments are guaranteed by Holdings, each of the Borrowers (except with respect to its own obligations) and each of the Subsidiary Guarantors. The Borrowers, Holdings and the Subsidiary Guarantors have pledged substantially all of their assets as collateral for loans and other credit extensions under the First Lien Credit Agreement, including the 2023 Refinancing Term Loans and the 2023 Refinancing Revolving Commitments.

The foregoing description of Amendment No. 6 and the related 2023 Refinancing Term Loans and 2023 Refinancing Revolving Commitments does not purport to be complete and is subject to, and qualified in its entirety by, the full text of Amendment No. 6, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Incremental and Refinancing Amendment No. 6, dated as of October 12, 2023, by and among PowerSchool Holdings LLC (f/k/a Severin Holdings, LLC), Severin Acquisition, LLC, PeopleAdmin, LLC, the Subsidiary Guarantors party thereto, Barclays Bank PLC, as the administrative agent, and the banks, financial institutions and other entities party thereto relating to the First Lien Credit Agreement, dated as of August 1, 2018 (as amended), among PowerSchool Holdings LLC (f/k/a Severin Holdings, LLC), Severin Acquisition, LLC, PeopleAdmin, LLC, certain Restricted Subsidiaries from time to time designated thereunder as Co-Borrowers, the several banks, financial institutions, institutional investors and other entities from time to time party thereto as Lenders and the Administrative Agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWERSCHOOL HOLDINGS, INC.

Date: October 12, 2023	By:	/s/ Eric Shander
	Name:	Eric Shander
	Title:	Chief Financial Officer